EXHIBIT 99.1

FOR RELEASE MAY 9, 2011

SOURCE: Uni-Pixel, Inc.

UniPixel Appoints Wayne Patterson and Anthony J. LeVecchio to Board of Directors

THE WOODLANDS, Texas — May 9, 2011 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Clearly Superior™ Performance Engineered Films to the touch screen, flexible electronics, lighting and display markets, has appointed Wayne Patterson and Anthony J. LeVecchio as independent members of its board of directors. Their appointment brings the total number of directors to seven, with six serving independently.

Wayne Patterson is an experienced entrepreneurial manager who has demonstrated success in building businesses through innovative growth and cost containment strategies. Patterson spent much of his career with Keystone International, Inc., where he served as CFO and then as COO. During his time with Keystone, it grew from $15 million in revenues to more than $1 billion. Keystone was sold in 1996 to Tyco International for $1.7 billion.

Patterson was also a co-founder and CEO of Texas Micro (a NASDAQ-traded company) and of Briskheat Corporation. Since the sale of Keystone, he has participated in more than 20 private equity transactions and has served as interim CEO of Integrated Graphics/Earthcolor and of Vector Global Services. Patterson is also currently the non-executive chairman of Ashbrook Simon-Hartley and of Controlled Recover. Patterson graduated with honors from the University of Texas in Austin and has a Law Degree from the University of Texas Law School. Patterson is also a CPA.

Anthony J. LeVecchio has been the president and owner of The James Group, a general business consulting firm that has advised clients across a range of industries, since 1988. Prior to forming The James Group, LeVecchio was the senior vice president and chief financial officer for VHA Southwest, Inc., a regional healthcare system. He currently serves as director, advisor and executive of private and public companies in a variety of industries, and currently serves on the Board of Directors of Microtune, Inc., a Dallas-based semiconductor company that is listed on The NASDAQ Global Market, and serves as the chairman of its Audit Committee.

LeVecchio currently serves on the Board of Directors of DG FastChannel, Inc., a technology company based in Irving, Texas that is listed on The NASDAQ Global Market and serves as the chairman of its Audit Committee. He also currently serves on the Board of Directors of ViewPoint Financial Group, a community bank based in Plano, Texas that is listed on The NASDAQ Global Select Market. LeVecchio holds a Bachelor of Economics and a M.B.A. in Finance from Rollins College.

“Wayne and Tony bring to our board a tremendous wealth of industry-specific experience, leadership and vision, and particularly financial and M&A expertise,” said Reed Killion, president and chief executive officer of UniPixel. “They recognize and appreciate the many business and market opportunities available to the company, and we look forward to benefiting from their contributions as valuable independent members of the board.”

About UniPixel, Inc.
Headquartered in The Woodlands, Texas, UniPixel delivers Clearly Superior™ Performance Engineered Films to the Lighting & Display, Solar and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas, combined with a thin film conductive element. The company offers its films as sub-components for use in LCD, FSC – LCD and its Time Multiplexed Optical Shutter (TMOS) display technology as a back light film and active film sub-component. The company is shipping its Clearly Superior™ Finger Print Resistant protective cover films for multiple touch enabled devices. UniPixel sells its films under the Clearly Superior™ brand, as well as private label and OEM. For further information visit www.unipixel.com.

Company Contact:
Jeffrey Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Liolios Group
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com